Exhibit 10.40
Form of Restricted Stock Unit Agreement pursuant to the 2005 Stock Incentive Plan
THE ADVISORY BOARD COMPANY
2005 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(1)	Grant. Pursuant to the provisions of The Advisory Board 2005 Stock Incentive Plan (the “Plan”), you have been granted a Restricted Stock Unit Award of ___Restricted Stock Units (“RSU’s”). The grant to you of the RSU’s is subject to the following provisions, as well as to the Standard Terms and Conditions for Restricted Stock Units (“the Standard Terms and Conditions”), a copy of which is attached hereto:
(2)	Basic Principles. The initial value of one share of Company stock for purposes of determining the value of each RSU is $ . At such time as the RSU becomes payable to you, the award may be settled all or partly in cash or all or partly in shares of the Company’s stock, as will be determined in the sole discretion of the Administrator of the Plan at such time. In addition, the award to be paid to you will be subject to applicable Federal and local tax withholding. When the RSU becomes payable to you, the resulting compensation will not increase or otherwise affect your benefits under any other benefit program maintained by The Advisory Board Company.
(3)	Vesting Rules. Your ability to receive a payment in respect of an RSU will depend upon the vesting provisions associated with the RSU. Subject to the Tax Deferral Opportunity discussion set forth in (4), below, your RSU’s will be paid to you as they become vested. In the event that you terminate employment for any reason other than (i) death, (ii) disability, (iii) retirement or (iv) a termination after a Change-in-Control of the Company (as defined in the Standard Terms and Conditions) for any reason other than for Cause (as defined in the Standard Terms and Conditions) or voluntary resignation by the Participant, all of your previously unvested RSU’s will be forfeited. If you were to terminate employment for one of the four reasons set forth above, your previously unvested RSU’s would become fully vested as of the date of the termination of employment and, subject to the deferral features set forth below, you will receive a payment in respect of the RSU’s based upon their value at the time of your termination of employment. If you are a “key employee”, as defined in applicable Federal tax law, the Company shall be entitled to defer payment to you for six months following the date of your termination of employment.
     If you have not terminated employment, your RSU’s will be subject to the following vesting schedule:

		% of RSU’s
Date of Termination		Vested
On or before		0%

On or after	but before	25%

On or after	but before	50%

On or after	but before	75%

On or after		100%

(4)	Tax Deferral Opportunity. Normally, an RSU will become payable as soon as it vests. Under the current provisions of Section 409A of the Internal Revenue Code of 1986, as amended, you will have the ability to defer recognition of gain for income tax purposes upon the vesting of an RSU. The vested RSU will still create employment tax (FICA and FUTA) liability. However, the ability to elect deferred compensation is very limited and is subject to some very strict rules.
(a)	Immediate Election. You may elect to defer recognition of gain by deferring the payment to you of your RSU award until a date after the RSU award vests by making an election no later than , which is within 30 days of this initial award. Your election can involve all RSU’s granted to you or may be limited to RSU’s that would otherwise vest at one or more of the times identified in the above-referenced vesting schedule. If you elect to defer the payment of an RSU and terminate employment prior to the date the RSU is otherwise vested and your termination is not attributable to one of the four events described above, no amount will be payable to you in respect of the RSU. In other words, the election to defer payment of the RSU has no effect on the vesting rules with respect to the RSU.

If you elect to defer payment of an RSU but terminate employment and your termination is not attributable to one of the four events described above after the RSU has become vested, the RSU payment will be made to you on the deferred date that you elected. In other words, the payment for the RSU will still be deferred after your termination of employment in accordance with your deferral election unless the termination of employment is due to death or disability. If the termination of employment is due to death or disability, the payment will be made to you as soon as practicable.

The deferral election that can be used with respect to this Immediate Election can be effectuated by completion of the schedule set forth below or similar document:

Check if Applicable

/ / I hereby elect to defer payment in respect of any RSU that would otherwise vest on until the following date or event .

/ / I hereby elect to defer payment in respect of any RSU that would otherwise vest on until the following date or event .

/ / I hereby elect to defer payment in respect of any RSU that would otherwise vest on until the following date or event .

/ / I hereby elect to defer payment in respect of any RSU that would otherwise vest on until the following date or event .

(b)	Subsequent Elections. In the event that you do not make an election pursuant to the Immediate Election matrix set forth above, you will have the opportunity to make a Supplemental Election at a later date. In addition, if you made an Immediate Election, you can modify this election pursuant to a Subsequent Election. However, the rules with respect to Subsequent Elections are more restrictive than the rules associated with the Immediate Election. Any Subsequent Election to change a prior deferral election or to make a new deferral election must be made no less than 12 full months prior to the date the RSU in question would otherwise be payable. In addition, the election must provide for an additional deferral period of at least five years. For example, if you wish to make a Subsequent Election with respect to an RSU that would otherwise be payable on March 10, 2008, you would have to make your deferral election prior to March 10, 2007 with respect to the RSU and the deferral period would have to be no less than 5 years (at least through March 10, 2013). If you make a Subsequent Election but you die prior to the date elected in the Subsequent Election, the payment will be made as soon as practicable after your death.
     By executing this Agreement, you hereby agree that the grant of your RSU award is subject to all the provisions of The Advisory Board Company 2005 Stock Incentive Plan and to the Standard Terms and Conditions. You also agree to any Immediate Election you made above. Should you have any questions with respect to this document or the rules pertaining to the RSU, please contact a company representative.
Acknowledged

THE ADVISORY BOARD COMPANY	THE RECIPIENT

By:

Name:	Name:
Title:	Address:	2445 M Street, NW
Washington, DC 20037